                                                                     EXHIBIT 1.4

                               SIXTH AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                        LIMITED PARTNERSHIP AGREEMENT OF
                        CORPORATE OFFICE PROPERTIES, L.P.


      THIS SIXTH AMENDMENT (the "Amendment") to the Second Amended and Restated Limited Partnership Agreement of Corporate Office Properties, L.P., a Delaware limited partnership (the "Partnership"), is made and entered into as of April 3, 2001 2001, by and among the undersigned parties.

                                    RECITALS

      A. The Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Act") and governed by that certain Second Amended and Restated Limited Partnership Agreement dated as of January, 1999, as amended by that certain First Amendment to Second Amended and Restated Limited Partnership Agreement dated as of December 21, 1999, that certain Second Amendment to Second Amended and Restated Limited Partnership Agreement dated as of December 21, 1999, that certain Third Amendment to Second Amended and Restated Limited Partnership Agreement dated as of September 29, 2000, that certain Fourth Amendment to Second Amended and Restated Limited Partnership Agreement dated as of November 27, 2000, and that certain Fifth Amendment to Second Amended and Restated Limited Partnership Agreement dated as of January 25, 2001 (as amended, the "Agreement").

      B. The sole general partner of the Partnership is Corporate Office Properties Trust, a real estate investment trust formed under the laws of the State of Maryland (the "General Partner").

      C. The General Partner has issued 1,150,000 of its 10 1/4% Series E Cumulative Redeemable Preferred Shares (the "Series E Preferred REIT Shares") in a public offering (the "Offering").

      D. As required under Sections 4.2(B) and (C) of the Agreement, the General Partner intends to transfer the net proceeds of the Offering (or cause them to be transferred) to or for the benefit of the Partnership in exchange for additional Partnership Interests in the Partnership having designations, rights and preferences substantially similar to the economic rights of the holders of the Series E Preferred REIT Shares (the "Series E Preferred Units").

      E. The General Partner desires to amend the Agreement to acknowledge the contribution of the net proceeds of the Offering by the General Partner to the Partnership in exchange for the Series E Preferred Units. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meanings as set forth in the Agreement.

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      NOW THEREFORE, in consideration of the foregoing and of the mutual premises set forth herein, the General Partner, intending to be legally bound hereby, hereby amends the Agreement as follows, effective as of the date set forth above.

      1. The foregoing recitals to this Amendment are hereby incorporated in and made a part of this Amendment.

            (a) Upon consummation of the Offering, the General Partner shall contribute the net proceeds of the Offering to the Partnership.

            (b) Upon the contribution of the net proceeds of the Offering to the Partnership by the General Partner, and in accordance with Section 4.2(B) of the Agreement, the Partnership shall issue to the General Partner 1,150,000 Series E Preferred Units, equal to the number of Series E Preferred REIT Shares issued by the General Partner in connection with the Offering.

            (c) For purposes of the Agreement, including the maintenance of Capital Accounts, the General Partner shall be treated as making a Capital Contribution of $27,671,875, equal to the product of $24.0625 times the number of Series E Preferred Units issued to the General Partner.

            (d) The General Partner is hereby amending Exhibit 1 to the Agreement by substituting for the existing addendum to EXHIBIT 1 the Addendum to
EXHIBIT 1 in the form attached hereto to reflect the issuance of the Series E Preferred Units to the General Partner.

      2. Except as explicitly modified by this Amendment, all of the provisions of the Agreement are hereby ratified and confirmed, and shall remain in full force and effect.

      3. This Amendment shall take effect upon the contribution of the net proceeds of the Offering to the Partnership by the General Partner, and in the event such contribution is not made, this Amendment shall be of no force or effect.








                            (SIGNATURE PAGE FOLLOWS)

      In witness whereof, the General Partner has executed this Amendment as of the day and year first above written.


                              CORPORATE OFFICE PROPERTIES TRUST,
                              a Maryland Real Estate Investment Trust

                              By:   /s/ Roger A. Waesche
                                  --------------------------------------------
                              Name:  Roger A. Waesche
                              Title: Senior Vice President and
                                     Chief Financial Officer

      EXHIBIT 1 ADDENDUM


                                                        Liquidation
                                                        Preference
                                           No. of          Per          Priority                             Conversion
    Series          Preferred Limited    Preferred       Preferred     Percentage              Conversion   Commencement
Preferred Units          Partner           Units           Unit         Return *   Priority     Factor          Date
----------------   ------------------   -----------     ------------  ------------ --------    ----------   -------------

       A           General Partner               1       $      25      1.375%      Senior       1.8748       8/28/2000
       B           General Partner       1,250,000       $      25      2.50%       Senior        None          N/A
       C                 UPG             1,016,662       $      25        **        Senior       2.381       12/22/2000
       D           General Partner         544,000       $      25      1.00%       Senior        ***           ***
       E           General Partner       1,150,000       $      25      2.5625%     Senior       None           N/A

----------

      * Priority Return Percentage is expressed as a percentage of the Liquidation Preference per Distribution Period. SEE the Agreement for the definitions of "Priority Return Percentage," "Liquidation Preference" and "Distribution Period."

      **   Priority Percentage Return for the Series C Preferred Units shall be:

           2.25% from December 21, 1999 to December 20, 2009; 2.625% from December 21, 2009 to December 20, 2014; and 3.00% thereafter.

           The Distribution Period for the Series C Preferred Units shall be each calendar quarter ending March 31, June 30, September 30 and December 31 of each year.

      *** With respect to any series of Preferred Units issued to the General Partner pursuant to Section 4.2(B) of the Agreement, the Conversion Commencement Date and the applicable Conversion Factor shall correspond to the conversion commencement date and conversion factor of the related issuance of securities by the General Partner as provided in Section 4.2(B) of the Agreement. SEE Section 9.8(A)(1) of the Agreement.